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                                                                 EXHIBIT 23.1(a)

                           [ERNST & YOUNG LETTERHEAD]

We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated November 19, 1997 (except for notes 20 and 21 which are as of February 24, 1998) to the directors of Sparkling Spring Water Group Limited (the "Company") on the consolidated financial statements of the Company as at December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, (ii) our report dated July 11, 1997 to the directors of Sparkling Spring Water Limited on the financial statements of Canadian Springs Water Company Ltd. as at January 17, 1996 and March 31, 1995 and for the 292 days ended January 17, 1996 and the year ended March 31, 1995,
(iii) our report dated October 10, 1997 to the directors of Sparkling Spring Water Limited on the financial statements of Cullyspring Water Co., Inc. as at December 31, 1996 and 1995 and for the years then ended, (iv) our report dated October 10, 1997 to the directors of Sparkling Spring Water Limited on the financial statements of D&D and Company, Inc. as at December 31, 1996 and for the year then ended, and (v) our report dated February 27, 1998 addressed to the directors of Sparkling Spring Water Group Limited on the financial statements of Coastal Mountain Water Corp. as at October 31, 1997 and for the year then ended, in Amendment No. 2 to the Registration Statement (Form F4) for the registration of $100,000,000 of the Company's 11-1/2% Senior Subordinated Notes due 2007.

                                             /s/    Ernst & Young
                                             --------------------------
                                                    Ernst & Young

Halifax, Canada
March 18, 1998